Exhibit 99.1

Investor Contact:

 Bruce R. Foster, CFO

Asta Funding, Inc.

(201) 567-5648

Asta Funding Announces Results for

The Fourth Quarter and Fiscal Year Ended September 30, 2016

●	$57.1 million in total revenues for the fiscal year ended September 30, 2016, an increase of 34% over the prior year
●	$ 7.9 million in net income attributable to Asta Funding for the fiscal year ended September 30, 2016
●	Diluted EPS rose to $0.64 for the fiscal year ended September 30, 2016
●	$85.7 million investment in Structured Settlements and $48.3 million investment in Personal Injury Claims
●	$75.3 million cash & securities as of September 30, 2016

ENGLEWOOD CLIFFS, N.J., December 14, 2016 – Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a diversified financial services company, today announced results for the fourth quarter and fiscal year ended September 30, 2016.

"We are encouraged by our performance for the year, but remain sharply focused on operational improvements and executing on our strategies to create sustainable, long-term growth opportunities for the Company," said Gary Stern, Chairman, and Chief Executive Officer.

Mr. Stern continued, “We are unwavering in our commitment to invest in opportunities that allow us to accelerate our most important strategies. With a strong balance sheet, a diverse portfolio of businesses, and an experienced management team, our Company is well positioned for 2017 and beyond.”

Fiscal Fourth Quarter 2016 Results

For the three months ended September 30, 2016, net income attributable to Asta Funding, Inc. was $4.7 million, or $0.38 per diluted share, as compared to net income attributable to Asta Funding, Inc. of $1.1 million, or $0.08 per diluted share for the three months ended September 30, 2015.

For the three months ended September 30, 2016, net income before net income attributable to non-controlling interest was $5.3 million as compared to net income before net income attributable to non-controlling interest of $1.7 million for the three months ended September 30, 2015.

Total income for the three months ended September 30, 2016 increased $3.7 million to $16.4 million, compared to $12.7 million for the three months ended September 30, 2015. Total revenue included in the three months ended September 30, 2016 is approximately $4.8 million in total revenues from CBC Settlement Funding, LLC on structured settlements, as compared to $4.2 million for the three months ended September 30, 2015. Also included in total revenues for the three months ended September 30, 2016 is approximately $5.4 million from Pegasus Funding, LLC, the joint venture in the personal injury finance industry, as compared to $2.4 million for the three months ended September 30, 2015. Disability fee income for the three months ended September 30, 2016, was up by $0.8 million to $1.3 million as compared to $0.5 million for the three months ended September 30, 2015.

Finance income from the distressed receivable business was down by approximately $0.7 million to $4.4 million for the three months ended September 30, 2016, as compared to $5.1 million for the three months ended September 30, 2015.

General and administrative expenses were $9.8 million for the three months ended September 30, 2016, as compared to $9.1 million for the three months ended September 30, 2015. The increase for the three months ended September 30, 2016 was primarily attributable to an increase in bad debt expense, partially offset by a decrease in advertising and outside services.

Interest expense was $0.9 million for the three months ended September 30, 2016 as compared to $0.7 million for the three months ended September 30, 2015.

Fiscal Year 2016 Results

For the year ended September 30, 2016, net income attributable to Asta Funding, Inc. was $7.9 million, or $0.64 per diluted share, as compared to net income attributable to Asta Funding, Inc. of $2.0 million, or $0.15 per diluted share for the year ended September 30, 2015.

For the year ended September 30, 2016, net income before net income attributable to non-controlling interest was $10.6 million as compared to net income before net income attributable to non-controlling interest of $2.7 million for the year ended September 30, 2015.

Total income for the year ended September 30, 2016 was $58.7 million, as compared to $44.2 million for the year ended September 30, 2015. Total revenue included for the year ended September 30, 2016 is approximately $13.8 million in revenue from CBC Settlement Funding, LLC on structured settlements, as compared to $11.8 million for the year ended September 30, 2015. Also included in total revenues for the year ended September 30, 2016 is approximately $20.2 million from Pegasus Funding, LLC, as compared to $8.5 million for the year ended September 30, 2015. Disability fee income for the year ended September 30, 2016 was up by $2.6 million to $4.0 million, as compared to $1.4 million for the year ended September 30, 2015.

Finance income from the distressed receivable business was down by approximately $1.7 million to $19.1 million for the year ended September 30, 2016 from $20.8 million for the year ended September 30, 2015.

General and administrative expenses were $41.8 million for the year ended September 30, 2016, as compared to $36.9 million for the year ended September 30, 2015. The increase for the year ended September 30, 2016 was primarily attributable to expected settlement costs of $2.3 million in connection with an expected legal settlement and a $1.0 million loss reserve related to a reduction in the carrying value of one of the Company’s investments, as well as increased operating costs for GAR Disability Advocates relative to the growth in the segment.

Interest expense was $3.2 million for the year ended September 30, 2016, as compared to $2.4 million for the year ended September 30, 2015. The increase in interest expense is related to the growth in our structured settlement business segment, CBC Settlement Funding, LLC. As of September 30, 2016, CBC's invested balance in structured settlements has increased 33% since September 30, 2015.

Balance Sheet Review

As of September 30, 2016 the Company had approximately $75.3 million in cash and cash equivalents, $182.1 million in stockholders' equity, and a net book value per share of $15.34. At September 30, 2016, the Company had an invested balance of $85.7 million in structured settlements and $48.3 million in personal injury claims.

As part of its tender offer on May 12, 2016, the Company repurchased 274,284 shares of its common stock at a price of $10.25 per share. Total shares repurchased by the Company as a part of its previously terminated Shares Repurchase Plan and tender offer during the year ended September 30, 2016 was 1,258,484 at an average price of $8.86.

Investor Call Information

A conference call for investors to hear and discuss results for the fourth quarter and fiscal year ended September 30, 2016 will be held on Wednesday, December 14, 2016 at 10:00 am EDT.

Toll-free dial-in number (U.S. and Canada):
(800) 668-4132

International dial-in number:
(224) 357-2196

Conference ID:

36566841

Phone Replay:

Toll-Free #: (800) 585-8367

Toll #: (404) 537-3406

Conference ID # 36566841

Recording will be available for replay two hours after the call's completion through 11:59 pm, EST on 12/20/16.

About Asta

Asta Funding, Inc. (NASDAQ:ASFI), headquartered in Englewood Cliffs, New Jersey, is a diversified financial services company that assists consumers and serves investors through the strategic management of four complementary business segments: Personal Injury Claims, Structured Settlements, Consumer Debt and Disability Advocacy.

Founded in 1994 as a sub-prime auto lender, Asta now manages business units that include funding of personal injury claims through its 80 percent owned subsidiary, Pegasus Funding LLC, and starting on January 2, 2017, through its wholly owned subsidiary, Simia Capital, LLC; structured settlements through its wholly owned subsidiary, CBC Settlement Funding LLC; acquiring and managing international distressed consumer receivables through its wholly owned subsidiary, Palisades Acquisitions LLC; and benefits advocacy through its wholly owned subsidiary, GAR Disability Advocates, LLC. For additional information, please visit our website at http://www.astafunding.com.

Forward-Looking Statements

All statements in this new s release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objective s of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor's willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2016 and other filings with the Securities and Exchange Commission . All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,
	2016	2015
ASSETS
Cash and cash equivalents	$18,526,000	$24,315,000
Available-for-sale investments	56,764,000	59,727,000
Consumer receivables acquired for liquidation (at net realizable value)	14,320,000	15,608,000
Structured settlements	85,708,000	64,635,000
Investment in personal injury claims, net	48,289,000	36,668,000
Other investments	3,590,000	4,239,000
Due from third party collection agencies and attorneys	1,005,000	1,422,000
Prepaid and income taxes receivable	880,000	6,744,000
Furniture and equipment (net of accumulated depreciation of $1,758,000 at September 30, 2016 and $4,865,000 at September 30, 2015)	243,000	480,000
Deferred income taxes	15,530,000	12,279,000
Goodwill	2,770,000	2,770,000
Other assets	8,423,000	8,485,000
Total assets	$256,048,000	$237,372,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other debt — CBC (includes non-recourse notes payable amounting to $57.3 million at September 30, 2016 and $47.0 million at September 30, 2015)	$67,435,000	$51,611,000
Other liabilities	5,974,000	4,441,000
Income taxes payable	493,000	—
Total liabilities	73,902,000	56,052,000
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000; issued and outstanding — none	—	—
Common stock, $.01 par value, authorized 30,000,000 shares; issued 13,336,508 at September 30, 2016 and 13,061,673 at September 30, 2015; and outstanding 11,876,224 at September 30, 2016 and 12,859,873 at September 30, 2015	133,000	131,000
Additional paid-in capital	67,026,000	65,011,000
Retained earnings	128,471,000	120,611,000
Accumulated other comprehensive (loss) income, net of income taxes	86,000	(1,685,000)
Treasury stock (at cost), 1,460,284 shares at September 30, 2016 and 201,800 shares at September 30, 2015	(12,925,000)	(1,751,000)
Non-controlling interests	(645,000)	(997,000)
Total stockholders’ equity	182,146,000	181,320,000
Total liabilities and stockholders’ equity	$256,048,000	$237,372,000

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended September 30,
	2016	2015	2014
Revenues:
Finance income, net	$19,056,000	$20,757,000	$19,865,000
Personal injury claims income	20,212,000	8,482,000	7,134,000
Unrealized gain on structured settlements	7,657,000	7,146,000	2,840,000
Interest income on structured settlements	6,192,000	4,672,000	2,368,000
Disability fee income	4,011,000	1,434,000	378,000
Total revenues	57,128,000	42,491,000	32,585,000
Forgiveness of non-recourse debt	—	—	26,101,000
Other income (includes ($63,000), ($155,000), and ($143,000) during the years ended September 30, 2016, 2015 and 2014, respectively, of accumulated other comprehensive income reclassifications for realized net losses on securities).	1,585,000	1,687,000	1,399,000
	58,713,000	44,178,000	60,085,000
Expenses:
General and administrative expenses	41,797,000	36,933,000	28,192,000
Interest expense	3,223,000	2,395,000	1,260,000
Impairments of consumer receivables acquired for liquidation	164,000	—	19,591,000
	45,184,000	39,328,000	49,043,000
Income before income tax	13,529,000	4,850,000	11,042,000
Income tax expense (includes tax benefit (expense) of $24,000, $68,000 and $59,000 during the years ended September 30, 2016, 2015 and 2014, respectively, of accumulated other comprehensive income reclassifications for realized net (losses) gains on available for sales securities)	2,901,000	2,122,000	4,613,000
Net income	10,628,000	2,728,000	6,429,000
Less: net income attributable to non-controlling interests	2,768,000	712,000	528,000
Net income attributable to Asta Funding, Inc.	$7,860,000	$2,016,000	$5,901,000
Net income per share attributable to Asta Funding, Inc.:
Basic	$0.66	$0.15	$0.45
Diluted	$0.64	$0.15	$0.45
Weighted average number of common shares outstanding:
Basic	11,996,500	13,044,215	12,981,076
Diluted	12,349,294	13,314,605	13,205,933